Exhibit 99.2

CONSENT OF Tat Fai David Sze

Student Living EduVation (Holdings) Corporation (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement as a Director appointee.

Dated: December 18, 2025

/s/ Tat Fai David Sze
Tat Fai David Sze